NEWS RELEASE
1818 Market Street, Suite 1600 • Philadelphia, PA 19107 • www.rtog.org • www.acr.org

CONTACTS:
Sharon Hartson Stine	Tracy Henrikson
Radiation Therapy Oncology Group	ImClone Systems Incorporated
Mobile: 609.458.5604	Mobile: 609.240.3902
shartson@phila.acr.org	tracy.henrikson@imclone.com

RTOG Study: Adding Cetuximab to Chemotherapy and Radiotherapy Leads to Improved Outcome for Lung Cancer Patients

-- Survival Results Better Than Any Previously Reported by RTOG --

Chicago, May 31, 2008 - Radiation Therapy Oncology Group (RTOG) investigators and ImClone Systems Incorporated (Nasdaq: IMCL) today announced that adding the biologic agent cetuximab (ERBITUX®) to chemotherapy and radiotherapy for patients with inoperable non-small cell lung cancer (NSCLC) resulted in higher median survival rates and two-year overall survival rates than previous RTOG studies in patients with Stage III A/B inoperable NSCLC. Investigators for RTOG, an NCI-funded national cooperative clinical trials group and clinical research enterprise component of the American College of Radiology (ACR), presented their results today at the American Society of Clinical Oncology’s 44th Annual Meeting in Chicago.

Cetuximab is an IgG1 monoclonal antibody that targets the epidermal growth factor receptor (EGFR), thereby inhibiting cancer cell growth and proliferation. Cetuximab has been shown to enhance the activity of radiation therapy.

The phase II study of 87 evaluable patients with Stage IIIA/B inoperable NSCLC, RTOG 0324, showed a median survival of 22.7 months and a 2-year overall survival rate of 49.3% which are higher than those achieved in past RTOG studies. According to George Blumenschein, M.D., the study principal investigator from The University of Texas M.D. Anderson Cancer Center, “The combination of cetuximab and chemoradiotherapy is well tolerated and shows promise. Further phase III testing in the multicenter setting is warranted.”

Patients entered in the multicenter trial received an initial dose of cetuximab followed by 7 weeks of cetuximab given concurrently with weekly doses of paclitaxel and carboplatin and 7 weeks of daily radiotherapy. Patients then received cetuximab once a week for 3 weeks followed by consolidation therapy of 6 weeks of cetuximab, paclitaxel, and carboplatin administered once a week. Adverse events related to the treatment were acceptable with 17 patients experiencing grade 4 hematologic toxicity and 7 patients with grade 3 esophagitis.

“We are very excited by these RTOG study results, which show that the addition of cetuximab to chemoradiation produced a considerable improvement in survival compared to previous RTOG studies of various therapeutic regimens in this setting. Additionally, the cetuximab chemoradiation regimen had a similar safety profile to that expected from chemoradiation alone,” said Eric K. Rowinsky, M.D., Executive Vice President and Chief Medical Officer of ImClone. “These data also reinforce the positive data seen with cetuximab in non-small cell lung cancer and can serve as a foundation for further evaluations of cetuximab with chemoradiation in earlier stages.”

“RTOG has long been at the forefront in testing novel agents with radiotherapy,” relates Walter J. Curran, Jr., the RTOG Group Chair, and the Lawrence W. Davis Professor and Chair of the Department of Radiation Oncology in the Emory School of Medicine and Chief Medical Officer of the Emory Winship Cancer Institute. “This trial is another example of RTOG’s commitment to advancing multi-modality cancer research.”

Lung cancer is expected to account for 162,000 deaths in 2008, making it the leading cause of cancer mortality for both men and women.

# # #

ASCO Abstract #7516, A Phase II Study of Cetuximab (C225) In Combination with Chemoradiation (CRT) in Patients (PTS) with Stage IIIA/B Non-Small Cell Lung Cancer (NSCLC): A Report of the 2 Year and Median Survival (MS) for the RTOG 0324 Trial, is available at http://www.abstract.asco.org/AbstView_55_36161.html.

Information about RTOG is available at www.rtog.org. A copy of the research protocol is available at http://www.rtog.org/members/protocols/0324/0324.pdf.

In addition to Dr. Blumenschein, authors include: R. Paulus, RTOG Headquarters, Philadelphia, PA; W. Curran, Emory University School of Medicine; F. Robert, University of Alabama at Birmingham, Birmingham, AL; F. Fossella and R. Komaki, The University of Texas M. D. Anderson Cancer Center, Houston, TX; M. Werner-Wasik, Thomas Jefferson University Hospital, Philadelphia, PA; P. Doescher, Medical College of Wisconsin, Milwaukee, WI; and H. Choy, The University of Texas Southwestern, Dallas, TX. The research was funded by National Cancer Institute grants CA21661, CA37422, and 32115.

The cetuximab used in this study was prepared by ImClone Systems Incorporated and supplied by the Bristol-Myers Squibb (BMS) Company to patients free of charge.

The Radiation Therapy Oncology Group (RTOG) is a clinical research enterprise of the American College of Radiology (ACR), located in the ACR Philadelphia, PA office. RTOG is a multi-institutional international clinical cooperative group funded primarily by National Cancer Institute grants CA21661, CA32115 and CA37422. RTOG has 40 years of experience in conducting clinical trials and is comprised of over 300 major research institutions in the United States, Canada, and internationally. The group currently is currently accruing to 40 studies that involve radiation therapy alone or in conjunction with surgery and/or chemotherapeutic drugs which investigate quality of life issues and their effects on the cancer patient.

The American College of Radiology (ACR) is a national professional organization serving more than 32,000 radiologists, radiation oncologists, interventional radiologists and medical physicists with programs focusing on the practice of radiology and the delivery of comprehensive health care services.

About ERBITUX® (Cetuximab)
ERBITUX (cetuximab) is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. In vitro assays and in vivo animal studies have shown that cetuximab inhibits the growth and survival of tumor cells that express the EGFR. No anti-tumor effects of cetuximab were observed in human tumor xenografts lacking EGFR expression.

Squamous Cell Carcinoma of the Head and Neck (SCCHN)
ERBITUX, in combination with radiation therapy, is indicated for the initial treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX, as a single agent, is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

Colorectal Cancer
ERBITUX, as a single agent, is indicated for the treatment of EGFR-expressing metastatic colorectal cancer after failure of both irinotecan- and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing metastatic colorectal cancer in patients who are intolerant to irinotecan-based regimens.

ERBITUX, in combination with irinotecan, is indicated for the treatment of EGFR-expressing metastatic colorectal carcinoma in patients who are refractory to irinotecan-based chemotherapy. The effectiveness of ERBITUX in combination with irinotecan is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX in combination with irinotecan for the treatment of EGFR-expressing metastatic colorectal carcinoma.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

IMPORTANT SAFETY INFORMATION
Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (Cetuximab) in clinical trials, with fatal outcome reported in less than 1 in 1000. Serious infusion reactions, requiring medical intervention and immediate, permanent discontinuation of ERBITUX, included rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), hypotension, loss of consciousness, and/or cardiac arrest. Most reactions (90%) were associated with the first infusion of ERBITUX despite premedication with antihistamines. Caution must be exercised with every ERBITUX infusion, as there were patients who experienced their first severe infusion reaction during later infusions. Monitor patients for 1 hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (eg, epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 4 (2%) of 208 patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX, as compared to none of 212 patients treated with radiation therapy alone. Fatal events occurred within 1 to 43 days after the last ERBITUX treatment. Carefully consider the use of ERBITUX in combination with radiation therapy in head and neck cancer patients with a history of coronary artery disease, congestive heart failure or arrhythmias in light of these risks. Closely monitor serum electrolytes including serum magnesium, potassium, and calcium during and after ERBITUX therapy.

Interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1570 (<0.5%) patients receiving ERBITUX in clinical trials. Interrupt ERBITUX for acute onset or worsening of pulmonary symptoms. Permanently discontinue ERBITUX where ILD is confirmed.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis, occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1373 patients receiving ERBITUX in clinical trials. Severe acneform rash occurred in 1-17% of patients. Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days. Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae. Sun exposure may exacerbate these effects.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-arm trial with ERBITUX, radiation therapy, and cisplatin (100 mg/m2) in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died, one as a result of pneumonia and one of an unknown cause. Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events.

Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX therapy. Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during, and for at least 8 weeks following the completion of, ERBITUX therapy. Replete electrolytes as necessary.

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), and skin (42%/33%) in the ERBITUX and radiation versus radiation alone arms, respectively. The incidence of grade 3 or 4 late radiation toxicities were similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. ERBITUX should only be used during pregnancy if the potential benefit justifies the potential risk to the fetus.

The most serious adverse reactions associated with ERBITUX across all studies were infusion reactions, cardiopulmonary arrest, dermatologic toxicity and radiation dermatitis, sepsis, renal failure, interstitial lung disease, and pulmonary embolus.

The most common adverse reactions associated with ERBITUX (incidence ≥25%) are cutaneous adverse reactions (including rash, pruritus, and nail changes), headache, diarrhea, and infection.

The most frequent adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) (incidence ≥50%) were acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), and asthenia (56%/49%). The most common grade 3/4 adverse events (≥10%) included: radiation dermatitis (23%), acneform rash (17%), and weight loss (11%).

The most frequent adverse events seen in patients with metastatic colorectal cancer (n=288) in the ERBITUX + best supportive care arm (incidence ≥ 50%) were fatigue (89%), rash/desquamation (89%), abdominal pain (59%), and pain-other (51%). The most common grade 3/4 adverse events (≥10%) included: fatigue (33%), pain-other (16%), dyspnea (16%), abdominal pain (14%), infection without neutropenia (13%), rash/desquamation (12%), and gastrointestinal-other (10%).

The most frequent adverse events seen in patients with metastatic colorectal cancer (n=354) treated with ERBITUX plus irinotecan in clinical trials (incidence ≥ 50%) were acneform rash (88%), asthenia/malaise (73%), diarrhea (72%), and nausea (55%). The most common grade 3/4 adverse events (≥ 10%) included: diarrhea (22%), leukopenia (17%), asthenia/malaise (16%), and acneform rash (14%).

About ImClone Systems
ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

ERBITUX® is a registered trademark of ImClone Systems Incorporated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.